EXHIBIT 99.2

DEVELOPMENT AGREEMENT

by and among

Princeton Land Partners, L.L.C.,

ABL Capital Corp.

&

Boston Properties Limited Partnership

Dated: June 30, 1998

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		3

1.1	Defined Terms.	3

ARTICLE II - DEVELOPMENT		10

2.1	Development Properties.	10

2.2	Development.	13

2.3	Consequences of Participation or Non-Participation.	16

2.4	Closings.	17

2.5	Service Companies, the D/M Company and Ownership Entities.	18

2.6	Financing of Project Properties.	20

2.7	Payment of Acquisition Price.	22

2.8	Existing and Future Lease Provisions	23

2.9	BPLP Consent	24

ARTICLE III - CLOSINGS		24

3.1	Conditions to BPLP’s Obligations	24

3.2	Conditions to the Obligations of Landis and the Owner	26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES		27

4.1	Certain Representations and Warranties of the Owner.	27

4.2	Representations and Warranties as to the Development Properties	30

4.3	Representations and Warranties of BPLP	32

4.4	Breach of Representation or Warranty.	33

4.5	Updates to Representation and Warranties.	36

ARTICLE V - COVENANTS		36

5.1	Maintenance and Operation	36

5.2	Insurance	37

5.3	Tests and Inspections	37

5.4	Availability of Records	37

5.5	Issuance of Units	38

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5.6	Cooperation with BPLP	38

5.7	Covenants of the Owner	39

5.8	Recordation	39

ARTICLE VI - SALE OF DEVELOPMENT PROPERTIES & WITHDRAWN PROPERTIES		39

6.1	Restrictions on Sale.	39

(a)	Restrictions	39

(b)	Proceeds	43

6.2	BPLP Purchase.	43

6.3	Sale of Withdrawn Properties	43

ARTICLE VII - TERMINATION		45

7.1	Termination with Respect to a Project Property.	45

7.2	Termination of Entire Agreement	46

7.3	Special Acceleration	46

ARTICLE VIII - ADDENDUM		47

8.1	Addendum	47

8.2	Failure to Agree	47

8.3	Stay	47

ARTICLE IX - MISCELLANEOUS		48

9.1	Brokers	48

9.2	Entire Agreement; No Amendment	48

9.3	Certain Expenses	48

9.4	Notices	49

9.5	Assignment; Restricted Transfers.	50

9.6	Governing Law	51

9.7	Further Assurances	51

9.8	Miscellaneous	51

9.9	Invalid Provisions	52

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Development Agreement

Schedule 1	-	Real Property

Schedule 2	-	Covance Documents and BCP Release Documents

Schedule 4.2(b)	-	Contracts

Schedule 4.2(f)	-	Insurance

Schedule 5.5	-	Units

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Exhibit 2.1(c)	-	Pro Forma Budget

Exhibit 2.1(c)(A)	-	Standard Form of Pro Forma Budget

Exhibit 2.1(d)	-	Design Criteria

Exhibit 2.2A	-	Form of Proposal Notice & BPLP Proposal Notice

Exhibit 2.2B	-	Form of BPLP Election Notice

Exhibit 2.5(a)	-	Service Agreement Fees

Exhibit 2.7	-	Sample Acquisition Price Calculation

Exhibit 5.6	-	Notice of Development Agreement

Exhibit 8	-	Forms to be Negotiated under Article VIII

Development Agreement

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of this 30th day of June, 1998 by and among Princeton Land Partners, L.L.C., a Delaware limited liability company (the “Owner”); ABL Capital Corp., a New Jersey corporation (“Landis”); and Boston Properties Limited Partnership, a Delaware limited partnership (“BPLP”). Capitalized terms are defined as set forth in Article I. The terms “BPLP,” “Owner” and “Landis” shall include their respective permitted assigns under Section 9.5.

RECITALS

WHEREAS, on the date hereof BPLP has acquired from affiliates of Alan Landis, Landis and the Owner certain partnership interests in partnerships owning a number of office properties and other properties located in Princeton (West Windsor), New Jersey, commonly known as “Carnegie Center”;

WHEREAS, the Owner owns certain real property located adjacent to and in the vicinity of Carnegie Center, such real property being listed on Schedule 1 hereto; and

WHEREAS, BPLP desires to obtain certain rights and options to participate in the development of the Development Properties, certain acquisition rights, certain management, leasing and other rights and certain rights of first refusal and rights of first offer with respect to such Development Properties and the Withdrawn Properties (which are not acquired by BPLP) and the Owner and Landis (for themselves and their affiliates) desire to provide BPLP with such rights and options;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1 Defined Terms.

(a) Certain Definitions. The following terms as used in this Agreement have the meanings assigned to them below (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Accredited Investor” shall mean a person who qualifies as an “accredited investor” under Rule 501 of the Securities Act.

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“Action” shall mean any claim, suit, litigation, labor dispute, arbitration, investigation or other action or proceeding.

“Affiliate” shall mean any entity in which the person in question owns directly or indirectly more than fifty percent (50%) of the voting stock or similar interests issued by such entity or any entity controlling, controlled by or under common control with the person in question.

“Approvals” shall mean all approvals, permits, licenses and authorizations issued from time to time by applicable Authorities, including all presently outstanding Approvals relating to the Properties (and including the Site Plan); provided, however, that future Approvals and modifications of existing Approvals shall require prior BPLP Consent.

“Authority” shall mean a governmental body or agency having or asserting jurisdiction over BPLP, the Owner, Landis, any Development Properties or Withdrawn Properties.

“BCP Release Documents” shall mean the agreements identified as BCP Release Documents on Schedule 2.

“Boston Properties” shall mean Boston Properties, Inc., a Delaware corporation.

“BPLP Indemnified Parties” shall mean BPLP, Boston Properties and their respective officers, directors, employees, agents, consultants, representatives, subsidiaries, Affiliates, stockholders, partners and attorneys.

“Business Day” shall mean any weekday that is not an official holiday in the Commonwealth of Massachusetts or the State of New Jersey.

“Carry Cost” shall mean with respect to any applicable period of determination, all costs and expenses relating to the physical maintenance, real estate taxes and operating expenses of BPLP with respect to a Property, such Carry Cost to be set forth in reasonable detail and provided to Landis.

“Code” shall mean the Internal Revenue Code of 1986, as in effect from time to time, and applicable rules and regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commencement of Development” shall mean with respect to any developments, (I) an executed commitment for the financing for the construction of such development and (II) the commencement of site work on the relevant property.

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“Commission” shall mean the Securities and Exchange Commission.

“Contracts” shall mean, subject to the terms of this definition below, all contracts, agreements, obligations, guarantees and warranties (i) relating to any Development Property and/or (ii) to which the Owner is a party or by which the Owner or any Development Property is bound; other than Contracts (A) not involving liabilities exceeding $10,000 per year individually or $25,000 per year in the aggregate or (B) which are terminable without cost to the Ownership Entity or BPLP on not more than thirty (30) days prior notice (such contracts, individually and collectively, “Immaterial Contracts.”) “Contracts” includes without limitation utility contracts, management contracts, construction contracts, maintenance and service contracts, and brokerage and leasing agreements, but excludes Immaterial Contracts.

“Contribution Agreement” shall mean the Contribution and Conveyance Agreement dated as of the date hereof by and between the parties identified on the Schedules thereto, BPLP and Boston Properties, as may be amended, modified or supplemented from time to time.

“Covance” shall mean Covance, Inc.

“Covance Documents” shall mean the agreements, letters and other documents identified as Covance Documents on Schedule 2.

“Design Criteria” shall mean, for each Development Property, the design criteria set forth for such Development Property as identified on Exhibit 2.1(d) hereto.

“Development Costs” shall mean the following costs with respect to the development and construction of a Project Property or Withdrawn Property, as the case may be: (i) a total charge of five dollars ($5.00) per rentable square foot actually constructed at such Property, to be paid to the D/M Company (including all pre-stabilization leasing commissions otherwise payable to BPLP, but excluding actual management fees for tenants in place prior to stabilization and excluding tenant construction fees otherwise chargeable prior to stabilization); (ii) the Land Release Price or Land Payment Amount applicable to such Property; (iii) all taxes assessed to the Property including real estate transfer tax, real estate taxes and assessments (including special assessments), roll-back taxes; (iii) architectural and engineering fees; (v) construction costs of base building(s) and non-reimbursed tenant improvements; (vi) third party marketing and leasing expenses incurred prior to the Stabilization Date of such Property; (vi) legal and other professional fees; (viii) interest expense (inclusive of a return on capital contributions and/or member loans, if any, invested or made by the members of the Ownership Entity prior to the Stabilization Date, such return to be as set forth in the applicable Joint Venture Agreement), operating expenses incurred by or on behalf of the Ownership Entity prior to the Stabilization Date, less any rental or reimbursement received by the applicable Ownership Entity with respect to such period; (viii) the actual cost of any allocable post-Closing or infrastructure costs incurred by the applicable Ownership Entity, (ix) any and all

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additional third party costs of development incurred by the applicable Ownership Entity, (x) with respect to any Withdrawn Property purchased by BPLP under Section 2.3(b) or any Development Property purchased by BPLP under Article VI, the Carry Cost, (xi) any and all other third party costs of development and construction incurred by the Ownership Entity, and (xii) any and all other costs as are reasonably agreed to by BPLP and Landis with respect to such Property.

“D/M Company” shall mean a Delaware limited liability company, whose sole managing member shall be BPLP and whose sole non-managing member shall be Landis.

“Environmental Matter” shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, or health or safety, of employees, and any releases of Hazardous Substances or Hazardous Wastes into the air (indoor or outdoor), surface water, groundwater, soil, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances of Hazardous Wastes.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time, and applicable rules and regulations thereunder. Any reference herein to specific section or sections of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

“Investment Company Act” shall mean the Investment Company Act of 1940, as in effect from time to time and applicable rules and regulations thereunder.

“Landis Indemnified Parties” shall mean Landis, the Owner and their respective officers, directors, employees, agents, consultants, representatives, subsidiaries, Affiliates, stockholders, members, partners and attorneys and the Landis family members.

“Land Payment Amount” shall mean the amount payable by BPLP in connection with the acquisition of Development Properties under Article VI, Article VII or Section 2.3(b), exclusive of the Acquisition Price payable in connection therewith.

“Land Release Price” shall mean an amount equal to twenty dollars ($20.00) per rentable square foot to be developed at a Project Property.

“Limited Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, as the same has been amended, modified or supplemented through the applicable date of determination.

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“Loss” or “Losses” shall mean any and all claims, losses, damages, costs, liabilities and expenses, including without limitation reasonable attorney’s fees and disbursements, but excluding in all events, lost profits, consequential or expectation damages.

“Master Plan” shall mean the master plan for development of Carnegie Center prepared by the Stubbins Associates.

“Owner’s Knowledge” shall mean the actual (and not constructive or imputed) knowledge of Alan B. Landis, Mitchell Landis and/or Gary O. Turndorf, or such other person(s) who shall then be performing similar functions for the Owner at the time in question, without any separate obligation on their part to make any independent investigation of the matters being represented, warranted or certified.

“PCA V” means Princeton Carnegie Associates V, a New Jersey Limited Partnership

“Permitted Exceptions” shall mean, with respect to any Development Property, (i) those exceptions to title to such Development Property as are identified in the applicable Preliminary Report attached hereto on Schedule 1, (ii) those matters first appearing on the applicable Preliminary Report following the date of this Agreement with BPLP Consent or which arise solely as a result of actions taken by the D/M Company, (iii) conditions or requirements of any Authority, (iv) rights of Covance as set forth in the Covance Documents (as in effect on the date hereof), (v) liens against the Development Property (but not any Project Property or Withdrawn Property acquiring BPLP) securing the $5 million Promissory Note dated the date hereof issued by Owner and Alan B. Landis in favor of BPLP.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

“Preliminary Report” shall mean a final form, current extended coverage commitment to issue a title policy with respect to each Development Property, including endorsements thereto, in form and substance as contemplated in this Agreement and attached hereto as Schedule 1.

“Property” shall mean collectively, the Development Properties, the Project Properties and the Withdrawn Properties.

“Real Property” shall mean (i) the land more particularly described in Schedule 1 hereto (the “Land”), together with all rights, licenses, privileges, and easements appurtenant thereto, including, without limitation, all development rights and land use entitlements, if any, benefiting the Land, (ii) Owner’s right, title and interest in off-site facilities and amenities servicing the Land or any improvements located or to be located thereon, including, without

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limitation, building permits, and other governmental licenses, permits and certificates, utilities commitments, air rights, water relating to the Land, and (iii) all of the Owner’s right, title and interest in and to all roads, easements, rights of way, strips or gores, alleys and other appurtenances adjoining or servicing the Land (collectively, the “Appurtenances”) and all improvements and fixtures located on the Land.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time, and applicable rules and regulations thereunder. Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future law.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act or any applicable, state or other federal securities laws or any rule or regulation thereunder.

“Service Company” shall mean BPLP or any person designated by BPLP and its successors and assigns.

“Site Plan” shall mean individually and collectively the Preliminary A Site Plan and the Preliminary B Site Plan for the Development Properties, copies of which have been delivered to BPLP.

“Stabilization Date” with respect to any Project Property (or Withdrawn Property for purposes of Section 2.3(b)) shall mean the earlier to occur of ninety-five percent (95%) occupancy thereof or two years following completion of the building thereon and issuance of a building certificate of occupancy.

“Transferred Property” shall mean a Withdrawn Property acquired by BPLP or a Property transferred to an owner-occupant pursuant to Article VI.

(b) Cross-References. The following terms as used in this Agreement have the meaning assigned to them in the Section set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

Term	Section
Accountants	5.4
Acquisition Price	2.7
Boston Properties	Introduction
Blockage Period	2.2(e)
BPLP	Introduction
BPLP Consent	2.9
BPLP Election Notice	2.2(a)

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Term	Section
BPLP Proposal Notice	2.2(b)
Consents	3.1(c)
Closing	2.4(a)
Closing Date	2.4(a)
D/M Agreement	2.5(b)
D/M LLC Agreement	2.5(b)
Development Proposal	2.1(e)
Development Property	2.1(e)
Enhanced Development Proposal	2.1(e)
Grace Period	7.1(a)
Hazardous Substances	4.2(d)
Hazardous Wastes	4.2(d)
Joint Venture Agreement	2.5(c)
Landis	Introduction
Laws	4.2(a)
Maintenance Activities	2.5(b)
Notice of Claim	4.4(a)
Owner	Introduction
Owner Election Notice	2.2(b)
Ownership Entity	2.5(c)
Permitted BPLP Designee	9.5
Permitted Landis Designee	9.5
Preliminary Interest Notice	2.2(a)
Pro Forma Budget	2.1(c)
Project Activities	2.5(b)
Project Property	2.3(a)
Proposal Information	2.1(e)
Proposal Notice	2.2(a)
Purchase Notice	6.2
Purchaser	6.1
ROFR Notice	6.1
Sale	6.1
Sale Notice	6.1
Services Agreement	2.5(a)
Transferred Property	2.5(c)
Units	Schedule 5.5
Withdrawn Property	2.2(c)

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(c) Miscellaneous. The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. References to “Section,” “Exhibit” or “Schedule” refer to Sections, Exhibits and Schedules hereof, unless otherwise indicated. The term “including” shall mean “including without limitation.”

ARTICLE II - DEVELOPMENT

2.1 Development Properties.

(a) (i) Definition. The term “Development Property” means the Real Property listed on Schedule 4.2(c), except that:

(A)	a Project Property which is conveyed to an Ownership Entity shall upon such conveyance cease to be a Development Property;

(B)	a Development Property which is sold under Article VI, Article VII or Section 2.3(b) shall upon such sale cease to be a Development Property; and

(C)	a Withdrawn Property shall not constitute a Development Property unless such property reverts back to being a Development Property pursuant to Section 2.2(c).

(References to a Development Property refer to all of the Development Property or any portion thereof.)

(ii) Beaverkill. The parties hereby acknowledge and agree that the so-called Beaverkill property (lot 12.10) is subject to agreements with third parties for the sale of such property. The parties hereby agree that in the event that such property is not conveyed to such third parties or their affiliates pursuant to such agreements (and definitive sale contracts when entered into) (as may be amended, supplemented or modified but not assigned), then such property shall thereupon automatically become a Development Property for all purposes hereunder; provided that upon such inclusion the Owner may update the representations and warranties concerning such Property.

(iii) Homegate. The parties hereby acknowledge and agree that the so-called Homegate property (lots 12.04 and 12.05) is subject to agreements with third parties for the sale of such property, and is approved for use as a childcare center and the Owner is seeking to obtain a variance for hotel use. In the event that (A) such property is not conveyed to such third parties or their affiliates pursuant to such agreements (and definitive sale contracts when entered into (as may be amended, supplemented or modified but not assigned), and (B)

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the Owner or its affiliates re-zone or amend the existing zoning to permit office use instead of hotel use (or childcare use), the Owner shall promptly notify BPLP thereof and BPLP may elect by notice given within thirty (30) days of receipt of such notice, to include such Homegate property as a Development Property for all purposes hereunder; provided, that upon such inclusion the Owner may update the representations and warranties concerning such Property.

(b) Development Generally. Subject to and upon the terms and conditions hereof, Owner hereby grants BPLP the right to (i) participate with Landis in the development of the Development Properties, (ii) initiate development of the Development Properties, in each case through the formation of an Ownership Entity to be 51% owned by BPLP and 49% owned by Landis, and (iii) certain other rights, all as more particularly provided herein.

(c) Pro Forma Budget. From time to time, after the date of this Agreement, BPLP and the Owner shall cooperate diligently, reasonably and in good faith to prepare a pro-forma development, construction and operational budget with respect to each Development Property (and all Development Properties taken as a whole), such budgets to be substantially in the form of Exhibit 2.1(c) (each, a “Pro Forma Budget”) (and, from time to time update such budget(s) as reasonably deemed appropriate by BPLP and the Owner). Each such Pro Forma Budget shall include BPLP’s and the Owner’s reasonable good faith estimate of all Development Costs, and any other costs and expenses of any kind or nature, expected to be incurred by or on behalf of the applicable Ownership Entity in connection with the development and construction of the applicable Development Property, as well as all revenues of any kind or nature expected to be received by or on behalf of the applicable Ownership Entity in connection with the applicable Development Property. BPLP and the Owner shall attempt, in good faith, to provide amounts of each line item contained in the Pro Forma Budget which reflect market based expectations for anticipated costs, expenses and revenues from and in connection with such development and construction. (The form of Pro Forma Budget may be modified so that its format is substantially identical to a standard pro forma budget to be developed by Boston Properties, provided that such standard form is substantially similar to the form attached hereto or is approved by the Owner, such approval not to be unreasonably withheld, delayed or conditioned. No formal amendment to this Agreement shall be required to add such revised Pro Forma Budget; the parties shall execute a letter acknowledging and agreeing upon the revised form, which shall be attached hereto as Exhibit 2.1(c)(A) and shall replace Exhibit 2.1(c).)

(d) Design Criteria. The development of each Project Property and each Withdrawn Property shall comply with the Approvals and the Design Criteria set forth for such Property on Exhibit 2.1(d); provided that from and after the date of this Agreement, BPLP may reasonably and in good faith modify such Design Criteria with respect to any Project Property or Withdrawn Property which it has acquired (and the Owner with respect to other Withdrawn Properties), if applicable, to reflect market conditions, applicable Laws and in its business judgment or other circumstances, as reasonably deemed appropriate by BPLP (or the Owner, as

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the case may be) (except no such change in the Design Criteria will be permitted without the prior consent of the Owner (not to be unreasonably withheld, delayed or conditioned) (or BPLP Consent, as the case may be) which would cause the affected Project Property or Withdrawn Property to not be a so-called “Class A” office building which is of at least substantially similar quality and aesthetics to any competitive office property (including without limitation the Developed Properties (as defined in the Contribution Agreement)). Notwithstanding anything contained herein to the contrary, FAR (floor area ratio) for the Development Properties on the west side shall be approximately 13,000 sq. ft. per acre and on the east side shall be approximately 10,000 sq. ft. per acre, unless otherwise agreed by BPLP and the Owner.

(e) Development Proposals. A valid “Development Proposal”

(i)	made by the Owner pursuant to a Proposal Notice must have (A) identified tenants (who have executed letters of intent with material terms summarized (such terms to include at a minimum: term, rent, tenant improvements, lease commissions, additional rent, concessions, options and square footage of space)) for no less than seventy five percent (75%) of the rentable space (subject only to final lease execution to be accomplished prior to Commencement of Development), and (B) the Proposal Information and

(ii)	made by either the Owner or BPLP must be set forth (in reasonably sufficient detail in order for a party to effectively evaluate participation in such Development Proposal) in the BPLP Proposal Notice or the Proposal Notice, as the case may be, as required by Section 2.2(a) and Section 2.2(b).

The “Proposal Information” shall mean, at a minimum, a Pro Forma Budget and a narrative conceptual plan for the development (including a building skin description, a description of the systems to be contained in the building, number of parking spaces (identified by grade, subsurface, or deck parking), location, height, infrastructure and any other mitigations related to such development), and any unusual characteristics related to the site then known, together with an estimated timetable for development. A Development Proposal that also includes preliminary plans and specifications for construction and development and elevations shall constitute an “Enhanced Development Proposal.” The Owner and BPLP each covenant to provide all additional information available to it regarding a proposal requested by the other party. In the event that Covance exercises its rights under the Covance Documents to require the Owner to develop and construct a Property, and there is a conflict between the Development Proposal requirements herein and the development proposal requirements in the Covance Documents (e.g., the pre-leasing requirement), the applicable provisions of the Covance Documents shall govern with respect to such conflicted matters only and the validity of any Development Proposal shall be adjusted to take into account such requirements under the Covance Documents.

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2.2 Development.

(a) Initiation of Joint Development by the Owner. Subject to Section 2.2(e), at any time and from time to time during the term of this Agreement, the Owner may give notice to BPLP of a proposed Development Proposal for an individual development site within the Development Properties, such notice to be substantially in the form of Exhibit 2.2A (any such notice, a “Proposal Notice”). If the Proposal Notice contained an Enhanced Development Proposal, BPLP may elect to participate in the proposed development by delivering written notice thereof to the Owner within thirty (30) days after delivery of the Proposal Notice, such form to be substantially in the form set forth in Exhibit 2.2B (the “BPLP Election Notice”), subject to extension under Section 8.3. If the Proposal Notice did not contain an Enhanced Development Proposal, then such thirty (30) day period shall be extended to sixty (60) days after delivery of such Proposal Notice, provided that BPLP delivers a non-binding notice to the Owner within thirty (30) days after delivery of the Proposal Notice stating that BPLP has preliminary interest in the Development Proposal (a “Preliminary Interest Notice”). The parties shall work together, diligently and in good faith, to develop an Enhanced Development Proposal for the development during the period commencing on the date on which the Proposal Notice is delivered. If a Preliminary Interest Notice is timely delivered, BPLP shall have no obligation to participate in such development unless and until a BPLP Election Notice is delivered in a timely fashion (and BPLP shall have no liability in the event BPLP does not deliver a BPLP Election Notice and therefore does not participate in such development). In the event that BPLP determines that the Proposal Notice was not a valid Proposal Notice hereunder, it must notify the Owner thereof within twenty (20) days after delivery of the Proposal Notice, such notice to include in reasonable detail its basis for objections to the content of such Proposal Notice. The parties shall cooperate in good faith to promptly resolve any such dispute and such twenty (20) day period (and accordingly the thirty (30) and sixty (60) day periods described herein) shall be extended until such dispute is resolved.

(b) Initiation of Joint Development by BPLP. Subject to Section 2.2(e), at any time and from time to time during the term of this Agreement, BPLP may give notice to the Owner of a proposed Development Proposal for a Development Property (or any portion thereof), such notice to be substantially in the form set forth in Exhibit 2.2A (any such notice, a “BPLP Proposal Notice”). In the event that the Owner determines that the BPLP Proposal Notice was not a valid BPLP Proposal Notice hereunder, it must notify BPLP thereof with twenty (20) days after delivery of the BPLP Notice, such notice to include in reasonable detail its basis for objections to the content of such BPLP Proposal Notice. The parties shall cooperate in good faith to promptly resolve any such dispute and such twenty (20) day period shall be extended until such dispute is resolved. Landis shall participate in the proposed development provided that the BPLP Proposal Notice is valid.

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(c) Withdrawn Properties.

(i)	Upon the earlier of (x) the date which is thirty (30) days after the delivery of the Proposal Notice (or sixty (60) days if the Proposal Notice did not contain an Enhanced Development Proposal and a Preliminary Interest Notice was delivered (as such dates may have been extended in accordance with this Agreement or by agreement of the parties)) (so long as no BPLP Election Notice was delivered in such thirty (30) day or sixty (60) day period (as such dates may have been extended in accordance with this Agreement or by agreement of the parties)) or (y) the date on which BPLP declines by written notice to the Owner to participate in development set forth in a Proposal Notice, until the date which is fifteen (15) months after the date such Proposal Notice was delivered, the Owner may commence and thereafter develop such Development Property with one or more third parties as provided below (and such Development Property shall thereupon constitute a “Withdrawn Property”).

(ii)	Upon Commencement of Development, the Owner shall notify BPLP thereof. The Owner and Landis (and their affiliates) shall have the right to develop, construct, finance and own the Withdrawn Properties, and may compete with BPLP and its Affiliates or any Ownership Entity with respect to any such Withdrawn Property, subject however to Section 2.5(a) and Article VI. Development of a Withdrawn Property shall not adversely impact the remaining Development Properties (except as may have been set forth in the Proposal Notice concerning such Withdrawn Property). The development of a Withdrawn Property may be on any business and development terms with any third party, provided that the Design Criteria are complied with and the rental rate on the identified tenants in the Development Proposal and the construction costs are substantially the same as indicated in the relevant Proposal Notice (taking into account any subsequent force majeure event or change in law).

(iii)	Upon Commencement of Development of the Withdrawn Property, the Owner shall diligently complete such development, provided that in the event of a force majeure (such as flood, etc. and including governmental delays (except force majeure does not include matters relating to market conditions or financing)) such covenant to diligently complete

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development shall be stayed until cessation of such event or circumstance (except that the Owner shall in a commercially reasonable matter pursue resolution of any such force majeure delay), and provided that in the event construction is stopped after site work has begun, the Owner’s liability hereunder to diligently complete such development shall be limited to (x) completing construction of the exterior of the building and covering any work or excavated areas with lawn or other appropriate landscaping coverage or, (y) at the Owner’s election, tearing down any uncompleted construction, filling in the excavated area and covering any work or excavated areas with lawn or other appropriate landscaping coverage; in each case in a manner that will not materially adversely impact the remaining Properties and any such coverage shall be generally consistent with Carnegie Center taking into account the circumstances. Any restored Property shall revert to being a Development Property upon the completion of such restoration.

(iv)	In the event that Commencement of Development of the relevant Property does not occur (other than as result of actions taken by BPLP or Boston Properties to hinder or delay development) within such fifteen (15) month period, such Withdrawn Property shall become a Development Property again hereunder, subject to Article VI; provided, that in the event that, within sixty (60) days prior to the end of such fifteen (15) month period, the Owner notifies BPLP of the occurrence of a force majeure event which has caused the Commencement of Development to be delayed (such notice to provide reasonable detail as to the nature and cause of the delay), such fifteen (15) month period shall be automatically extended for the period of such force majeure event, provided however that such period shall not exceed an additional ninety (90) days beyond such fifteen (15) month period.

(v)	If no Commencement of Development has occurred with respect to any Withdrawn Property within such fifteen (15) month period as such period may have been extended for force majeure as provided above then such Withdrawn Property shall revert to being a Development Property hereunder and shall be subject to the terms of this Agreement, including initiation of development by the parties.

(d) Expiration of Proposal Notice and BPLP Proposal Notice. In the event that a Closing has failed to occur with respect to a Project Property and such Closing has been terminated under Article VII, the relevant BPLP Proposal Notice or Proposal Notice shall thereupon expire and such property shall no longer constitute a Project Property, unless otherwise agreed by the Owner and BPLP, but shall continue to be a Development Proposal for all purposes hereunder.

Development Agreement

(e) Blockage Period. No BPLP Proposal Notice may be given with respect to a Withdrawn Property, a Project Property or a Development Property that is subject to a Proposal Notice (until expiration of such notice under Section 2.1(d)). No Proposal Notice may be given with respect to a Development Property or Project Property that is subject to a BPLP Proposal Notice unless and until such BPLP Proposal Notice expires under Section 2.1(d).

(f) Validity of Proposal Notice and BPLP Proposal Notice. Any Proposal Notice or BPLP Proposal Notice which is not valid under Section 2.2(a) or Section 2.2(b) shall not constitute a “Proposal Notice” or “BPLP Proposal Notice,” respectively; provided that if the party contesting such validity has not done so in the twenty (20) day period provided in such Sections, such notice shall be deemed to be valid.

2.3 Consequences of Participation or Non-Participation.

(a) Project Properties, Generally. Upon (i) timely delivery of a BPLP Election Notice (including any extension under Section 8.3), (ii) the expiration of twenty (20) days after delivery of a BPLP Proposal Notice (subject to extension under Section 8.3), or (iii) upon joint agreement by BPLP and the Owner at any time, the portion of the Development Property which was the subject of the Proposal Notice, the BPLP Proposal Notice or such agreement, as applicable, shall constitute a “Project Property” hereunder.

(b) BPLP Acquisition; Withdrawn Properties.

(i)	Notwithstanding BPLP’s election not to participate in a development of such portion of the Development Property, BPLP has the option, exercisable by notice for a period of thirty (30) days from and after the time a Proposal Notice is delivered to elect to acquire such portion of the Development Property subject only to Permitted Exceptions in full for a price equal to (x) $20/rentable square foot of the proposed development plus (y) the Acquisition Price (which shall be paid at the Stabilization Date for such property as if such property were a “Project Property”). The closing for such acquisition shall be on terms and conditions reasonably acceptable to the parties and similar to the terms and condition for conveyances of Project Properties hereunder. The purchase price shall not be subject to any escrow, holdback or indemnification obligations (except that the Acquisition Price shall be paid as provided above). Upon closing thereof, such Property shall no longer be subject to the terms of this Agreement.

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(ii)	Each Withdrawn Property (other than a Withdrawn Property acquired by BPLP) shall be subject to the right of first offer provided for in Article VI and continue to be subject to Section 2.5(a); provided that the “Development Cost” for such property shall include the Carry Cost of such property from the date of its acquisition by BPLP to the Stabilization Date.

2.4 Closings.

(a) Time and Place. The closing of the conveyance of each applicable Project Property to the applicable Ownership Entity (each, a “Closing”) shall take place on the date specified in the Proposal Notice or the BPLP Proposal Notice, as the case may be, which date shall be not less than sixty (60) days nor more than ninety (90) days after the delivery of such Notice, or such other date as BPLP and the Owner shall agree to in writing (each such date, a “Closing Date”). The Closing Date with respect to any Property otherwise acquired by BPLP shall be not less than sixty (60) days nor more than ninety (90) days after the required notice of acquisition. Each Closing shall occur in the offices of BPLP or its counsel in New York, New York on the Closing Date, unless otherwise agreed in writing by the Owner and BPLP. Each Closing shall occur pursuant to closing arrangements reasonably satisfactory to BPLP and the Owner and their respective counsel.

(b) Closing Actions. At each Closing, subject to the terms and conditions hereof (including without limitation the conditions precedent set forth in Article III), among other actions:

(A) Landis and BPLP shall form the Ownership Entity for such Project Property as provided by Section 2.5(c);

(B) the Owner shall transfer the Project Property, and convey any other assets pertaining to the Project Property by bill of sale or other instrument to the Ownership Entity, in each case subject only to the Permitted Exceptions and for consideration consisting of the Land Release Price; and

(C) for each Project Property and each Withdrawn Property (other than a Withdrawn Property acquired by BPLP) the parties shall cause the Ownership Entity (or Owner, as applicable) to enter into a Services Agreement with the Service Company as provided by Section 2.5(a) and a D/M Agreement with the D/M Company as provided by Section 2.5(b).

Development Agreement

2.5 Service Companies, the D/M Company and Ownership Entities.

(a) Services. Each Project Property and each Withdrawn Property (other than a Transferred Property) will be developed, leased and managed by the applicable Ownership Entity or the Owner, as applicable, which Ownership Entity (or the Owner, as the case may be) shall retain the Service Company on an exclusive basis to perform tenant fit-up, leasing and management services, pursuant to a Services Agreement with fees and other terms as set forth in Exhibit 2.5(a), such Services Agreement to be in a form to be negotiated by the parties pursuant to Article VIII (the “Services Agreement”). Development services (including pre-stabilization leasing, construction and development services) will be conducted by the D/M Company on an exclusive basis in accordance with Section 2.5(b). Each applicable Ownership Entity (or the Owner, as applicable) shall be responsible for and shall pay for all applicable Development Costs associated with such Property as set forth in the applicable Pro Forma Budget (as revised to constitute the actual, final budget for such Property), as the same may be modified from time to time in accordance with this Agreement and/or the applicable Joint Venture Agreement.

(b)	D/M Company.

(i)	Promptly after the date of this Agreement, BPLP and Landis shall form the D/M Company and enter into a limited liability company agreement in a form to be negotiated by the parties pursuant to Article VIII and to be attached as Exhibit 8 (the “D/M LLC Agreement”). The D/M Company will enter into an agreement with each Ownership Entity and the Owner, as applicable providing for development services (including pre-development leasing, managing, construction services and the like) for the period prior to the Stabilization Date for each Project Property and Withdrawn Property (other than a Transferred Property), such agreement to be in a form negotiated by the parties pursuant to Article VIII and to be attached as Exhibit 8 (the “D/M Agreement”). The fees of the D/M Company under the D/M Agreement shall be a total charge of five dollars ($5.00) per rentable square foot actually constructed. Revenues and expenditures of the D/M Company will be shared on a 50/50 basis, with respect to all Properties (other than a Transferred Property), except as provided in clauses (ii) and (iii) below.

(ii)	With respect to the Development Properties (and to Project Properties and Withdrawn Properties prior to Closing) the Owner and the D/M Company will perform Maintenance Activities and Project Activities for the Owner as follows:

(A) in the event the Owner engages third parties (other than the D/M Company or BPLP or its affiliates) to perform Maintenance Activities, such third party’s expenses will be borne by the Owner;

Development Agreement

(B) in the event third parties are engaged by the D/M Company to perform Project Activities, such third party’s expenses will be borne by the D/M Company and in the event that Closing occurs with respect to the Development Property (or Project Property or Withdrawn Property acquired by BPLP) on which such Project Activities occurred, such third party expenses will constitute “Development Costs” with respect to such Property;

(C) in the event employees of Boston Properties, BPLP or the Service Company or their affiliates are engaged by the Owner or the D/M Company to perform Maintenance Activities or Project Activities, such employees will be charged out on an hourly basis (based upon their annual cash salary multiplied by two, and based upon the total number of hours expected to be performed for such salary in the course of a year as reasonably determined by BPLP), provided that with respect to Project Activities such expenses shall be capped at a budget to be determined by the D/M Company (as more fully set forth in the terms of the D/M LLC Agreement).

“Maintenance Activities” shall mean activities undertaken to maintain the status quo of the Development Properties, including without limitation, compliance with the covenants herein, maintenance of regulatory approvals and permits and the Master Plan and Site Plan, infrastructure and mitigation costs which are not site specific but apply to the Development Properties generally, defense of litigation, accounting services with respect to maintaining insurance, land maintenance, and compliance with law, etc.

“Project Activities” shall mean (x) activities undertaken beyond Maintenance Activities to improve or enhance the Development Properties with respect to one or more specific Project Properties or Withdrawn Properties, such as marketing efforts, engagement of architects and engineers prior to Closing, efforts to improve or obtain new permits, etc., and (y) any other activities with respect to one or more specific Project Properties or Withdrawn Properties, other than the Maintenance Activities.

(iii)	The Owner will be entitled to perform Maintenance Activities without BPLP Consent, subject to Article V. The Owner and the D/M Company may perform Project Activities with BPLP Consent. In the event that the Owner fails to perform Maintenance Activities in accordance with this Agreement (if BPLP reasonably believes the Owner is failing to perform in a good and workmanlike manner), the D/M Company may take such actions after providing notice to the Owner thereof. Any costs of the D/M Company or of third parties it engages in undertaking such Maintenance Activities shall be promptly reimbursed by the Owner,

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provided that the D/M Company shall use commercially reasonable actions and only pursuant to advance budgets approved by the Owner (such approval not to be unreasonably withheld or delayed). With respect to any litigation, the Owner agrees to permit the D/M Company to participate in such litigation, but the Owner shall have the exclusive right to control the defense or prosecution of any litigation against or on behalf of the Owner or the Development Properties, provided, that with respect to litigation affecting the status of the Approvals or the Master Plan in any way, such litigation will not be settled without BPLP Consent.

(c)	Ownership Entities.

(i)	On or prior to the Closing Date with respect to a Project Property, Landis shall form a Delaware limited liability company with BPLP as the sole managing member and Landis as the sole non-managing member, to be governed by a limited liability company agreement in form mutually satisfactory to BPLP and Landis to be attached as Exhibit 8 pursuant to Article VIII (a “Joint Venture Agreement”). Each such company shall constitute the “Ownership Entity” with respect to such Project Property. BPLP shall be a 51% owner, and Landis shall be a 49% owner, of the Ownership Entity.

(ii)	The Joint Venture Agreement shall provide that the following actions require the consent of both BPLP and Landis: (A) sale or financing of the Project Property or of other material assets of the Ownership Entity prior to the Stabilization Date unless reasonable assurance is made that the Acquisition Price is to be paid in accordance with the terms hereof (but not any requirement with respect to the actual amount of such Acquisition Price), (B) liquidation of the Ownership Entity prior to the Stabilization Date and payment of the Acquisition Price and (C) transactions in which BPLP would no longer have at least a fifty percent (50%) controlling interest in BPLP’s ownership interest in the Ownership Entity.

2.6	Financing of Project Properties.

(a)	Proceeds; Capital Contributions.

(i)	BPLP and Landis shall each be responsible to make capital contributions to the D/M Company on a 50/50 basis for all overhead of the D/M Company. BPLP shall be 100% responsible to fund the Land Release Price payable by the Ownership Entity at the Closing with respect to a Project Property.

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(ii)	Any amounts otherwise distributable to Landis by the D/M Company shall be subject to offset to the extent of any arrearage in the obligation to make contributions to the D/M Company under this Section 2.6.

(iii)	BPLP will determine staffing and employee needs and levels of the development operation. Overhead of the development operation for a Project Property shall include salaries (including, for so long as Alan B. Landis is playing a meaningful role in development activities, a salary or draw payable to him of $250,000 (in the aggregate for all Properties) annually to be structured as agreed by the parties, supplies, utilities, rent and all other costs typically associated with the operation of a development company. In the event that development activities are conducted using resources shared with the Service Company, reasonable and appropriate cost allocation for such resources shall be made.

(b)	Financing.

(i)	If a Closing occurs with respect to a Project Property, BPLP shall obtain, or cause the applicable Ownership Entity to obtain, construction and permanent financing for the development and construction of each Project Property (A) in an amount equal to the aggregate cost of the development and construction of such Project Property as set forth on the then applicable Pro Forma Budget with respect to such Project Property and (B) on the best market terms available to the applicable Ownership Entity, as reasonably determined by BPLP, taking into account all of the terms and conditions of such financing, including without limitation, term, interest rate, principal amount, affirmative, negative and financial covenants.

(ii)	Such financing shall have recourse only to the Project Property; provided, that if such non-recourse financing is not available to the applicable Ownership Entity such financing may have recourse to the Ownership Entity (and if necessary BPLP) and BPLP shall have the sole responsibility with respect to any such recourse. Any such financing may be either debt or equity financing, and may be provided by BPLP and/or its affiliates; provided that, in the event BPLP provides any such financing, the terms and conditions of such financing shall be on terms and conditions no less favorable to the Ownership Entity than would be available from institutional financing sources unrelated to BPLP. Any

Development Agreement

completion or other guarantees, any environmental indemnities and any and all other costs and expenses of any kind or nature incurred in connection with the development and construction of such project in excess of any financing shall be advanced or provided by BPLP.

2.7 Payment of Acquisition Price.

(i)	At the Stabilization Date (or prior to the Stabilization Date upon thirty (30) days prior notice to Landis) if a Closing has occurred with respect to a Project Property, BPLP shall pay the Acquisition Price to Landis. Landis shall convey all of its interests in the relevant Ownership Entity to BPLP at any time after the Closing with respect to such Property in exchange for payment of the Acquisition Price, or at BPLP’s election by such thirty (30) day notice to Landis prior to the Stabilization Date if BPLP provides reasonable assurance to Landis that such Acquisition Price will be paid at the Stabilization Date.

(ii)	All payments hereunder shall be made by wire transfer of immediately available funds pursuant to instructions to be provided by Landis prior to the Stabilization Date with respect to such Project Property, unless Landis will be paid in Units pursuant to the procedures set forth on Schedule 5.5.

(iii)	The parties agree that (notwithstanding the 51%/49% ownership percentages of each Ownership Entity), from and after a Closing, the Landis member of the Ownership Entity shall only be entitled to payment of the Acquisition Price, if any, and such rights in the Joint Venture Agreement upon liquidation of the Ownership Entity (as reasonably agreed to by BPLP and the Landis member) as shall be required to maintain status of the Ownership Entity as a partnership for tax purposes.

The “Acquisition Price” for each Ownership Entity in connection with the corresponding Project Property shall be a dollar amount equal to fifty percent (50%) of the amount calculated as follows (an example being set forth in Exhibit 2.7):

(A)	upon the Stabilization Date, the Stabilized NOI for such Project Property (the “Stabilized NOI”) shall be determined by first determining the net present value of the actual rental income for the Project Property (based on the remaining term certain portion of all leases then in place, without regard to any renewal or extension options or lease periods after termination rights under such leases) discounted at an annual rate of nine percent (9%) and second

Development Agreement

re-amortizing such rental income in equal installments across the remaining terms of all leases, using such annual rate of nine percent (9%); in each case with (A) BPLP’s standard management fee for comparable office properties in comparable locations (to the extent not passed through to tenants), and (B) a vacancy and capital reserve of three percent (3%); provided, however, that such vacancy and capital reserve shall be calculated at one percent (1%) where substantially all of the Project Property is leased to a single tenant for remaining lease term of ten (10) years or longer (without regard to any renewal or extension options);

(B)	the Return Amount shall be deducted from the Stabilized NOI; and

(C)	the remaining amount, if any, but not less than zero ($0.00), shall be capitalized at the Return Rate.

“Return Amount” for each Project Property shall mean an amount determined by multiplying the Development Costs for such Project Property by the Return Rate for such Project Property.

“Return Rate” shall mean a rate which shall equal (a) eleven percent (11%) with respect to a Project Property the development of which was initiated by the Owner where the Development Proposal provided for the Project Property to be leased to a tenant (as evidenced by a lease or a letter of intent to enter into a lease) on a lease covering at least 50,000 rentable square feet which at the Closing Date of the Project Property is an existing tenant (or an affiliate of such a tenant) at one or more of the Developed Properties (as defined in the Contribution Agreement) under a lease having a remaining term in excess of three (3) years (and such tenant actually occupies such leased space); and (b) ten and one half (10.5%) percent in all other cases.

2.8 Existing and Future Lease Provisions. BPLP shall, upon the written request by the Owner or Landis, permit the early termination by tenants of Leases at one or more Developed Properties (for such purpose, each as defined in the Contribution Agreement) in connection with the execution and delivery of a lease by such tenant with respect to a Project Property, each on terms and conditions reasonably satisfactory to BPLP and the Owner or Landis, and occupancy by such tenant of not less than 133% of the rentable square footage by such tenant for initial occupancy under the new lease as compared with the rentable square footage for such tenant under the terminated leases, and provided further that the terms and conditions of such new lease, including without limitation, the rental rates and term of which, are in all material respects generally no less favorable to the landlord than under the terminated Lease for such tenant. Any such termination shall take effect no earlier than the rent commencement of the new lease.

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2.9 BPLP Consent. “BPLP Consent” shall mean the written consent of BPLP, which consent shall not be unreasonably withheld, delayed or conditioned. To the extent any BPLP Consent is requested, (w) such request shall boldly state that if no response is received within the required period, such request shall be deemed to be approved; (x) such BPLP Consent shall be deemed to have been given if not received within ten (10) days after written request therefor (unless a different consent period is specified in this Agreement), (y) BPLP in giving such BPLP Consent shall take into account the Master Plan, the terms of any BPLP Proposal Notice and/or any accepted Proposal Notice and the overall development of the Development Properties and the Withdrawn Properties and (z) if BPLP withholds any BPLP Consent the parties agree to promptly submit the matter to arbitration in accordance with the arbitration provisions of Section 8.2.

ARTICLE III - CLOSINGS

3.1 Conditions to BPLP’s Obligations. The obligation of BPLP to effect a Closing under Section 2.4 shall be subject to the satisfaction (or waiver by BPLP) of each of the conditions set forth below, subject to the applicable notice and cure periods provided in Article VII:

(a) Title; Subdivision. On the applicable Closing Date, title to the applicable Real Property shall be subject only to the exceptions and other matters contained in the Preliminary Report, the Permitted Exceptions and such other matters as to which BPLP shall have given BPLP Consent and BPLP shall be able to obtain a non-imputation endorsement (at customary rates). Prior to (or contemporaneously with) the Closing Date, the Project Property (if it constitutes only a portion of the Development Property) shall have been subdivided from the remainder of the Development Property in accordance with the requirements of the New Jersey Municipal Land Use Laws (or successor Laws) and consistent with the Master Plan and the Development Proposal set forth in the BPLP Proposal Notice or the Proposal Notice (as the case may be) (such subdivision not to adversely impact the development of the remaining Development Properties or Withdrawn Properties).

(b) Accuracy of Representations and Warranties. All representations and warranties of the Owner under Section 4.1 shall be true and correct in all material respects as of the date of this Agreement and Section 4.2 shall be true and correct in all material respects with respect to the specific Project Property to which such Closing is occurring, in each case, as of such Closing Date, as though such representations and warranties were made as of such time; except (x) as affected by the transactions contemplated hereby or the covenants contained herein and (y) representations and warranties made as of a specific date shall continue to be true and correct in all material respects as of such date.

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(c) Consents. The Owner shall have obtained all authorizations, consents, approvals and waivers from all Persons to enable the Owner to convey the applicable Development Property, other than any Consents where the failure to obtain such Consent would not materially adversely affect the applicable Development Company or the applicable Project Property if the Closing occurred (collectively, the “Consents”).

(d) Absence of Litigation. No Action shall be pending or threatened in writing against Landis, the Owner (or any of its Affiliates), BPLP, Boston Properties, or the Project Property which (i) questions the validity or legality of the transaction contemplated under this Agreement to occur at the Closing or (ii) affects or would reasonably be expected to affect the applicable Project Property in a materially adverse way.

(e) Certain Actions. Landis and the Owner shall have taken (or stand willing to take) the actions required pursuant to Section 2.4.

(f) Compliance Certificate. The Owner shall deliver a certificate dated the Closing Date executed by its managing member to the effect that the conditions of Sections 3.1(b), 3.1(c) and 3.1(d) (to the extent that it regards Landis or the Owner or the applicable Project Property) have been satisfied.

(g) Lack of Mitigation. With respect to the Project Property, there is no mitigation (or other agreements made in favor of any Authority) of any kind except as set forth in the Site Plans or the Master Plan or as described in the Proposal Notice.

(h) Proceedings; FIRPTA. All corporate, limited liability company, partnership and other proceedings regarding Landis and the Owner in connection with the transactions contemplated by this Agreement and any other agreement, instrument or document required to be executed and delivered by each of Landis and the Owner hereunder, and all documents incident thereto, shall be in form and substance reasonably satisfactory to BPLP and its counsel. Landis shall have delivered a FIRPTA certificate in customary form to BPLP (or if no such certificate is delivered, BPLP may make such withholdings as may be required by law).

(i) Other. Landis and the Owner shall have delivered such other documents, instruments, consents, authorizations or approvals as may be reasonably requested by BPLP to consummate the transactions that are the subject of the Closing, except that such persons shall have no obligation to deliver any such document, etc., which is not otherwise contemplated by this Agreement which increases the liabilities of such persons or their affiliates in any material way.

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3.2 Conditions to the Obligations of Landis and the Owner. The obligations of Landis and the Owner to effect a Closing under Section 2.4 shall be subject to the satisfaction (or waiver by each of Landis and the Owner) of each of the conditions set forth below, subject to the applicable notice and cure periods provided in Article VII:

(a) Subdivision. Prior to (or contemporaneously with ) the Closing Date, the Project Property (if it constitutes only a portion of the Development Property) shall have been subdivided from the remainder of the Development Property in accordance with the requirements of the New Jersey Municipal Land Use Laws (or successor Laws) and consistent with the Master Plan and the Development Proposal set forth in the BPLP Proposal Notice or the Proposal Notice (as the case may be) (such subdivision not to adversely impact the development of the remaining Development Properties or Withdrawn Properties).

(b) Accuracy of Representations and Warranties. All representations and warranties of BPLP hereunder shall be true and correct in all material respects as of the date of this Agreement and as of such Closing Date, as though such representations and warranties were made as of such time; except (x) as affected by the transactions contemplated hereby or the covenants contained herein and (y) representations and warranties made as of a specific date shall continue to be true and correct in all material respects as of such date.

(c) Consents. The Owner shall have obtained Consents from all persons to enable the Owner to convey the applicable Development Property, other than any Consents where the failure to obtain such Consent would not materially adversely effect the applicable Ownership Entity or the applicable Project Property if the Closing occurred.

(d) Absence of Litigation. No Action shall be pending or threatened in writing against Landis, the Owner (or any of its Affiliates), BPLP, Boston Properties or the Project Property which (i) questions the validity or legality of the transaction contemplated under this Agreement to occur at the Closing or (ii) affects or would reasonably be expected to affect the applicable Project Property in a materially adverse way.

(e) Land Release Price. BPLP shall have made the capital contributions to the applicable Ownership Entity necessary to fund the payment of the Land Release Price and shall have caused (or stand ready to cause) the Ownership Entity to pay the Land Release Price to the Owner.

(f) Certain Actions. BPLP shall have taken (or stand willing to take) the actions required under Section 2.4.

(g) Compliance Certificate. BPLP shall have delivered a certificate dated the Closing Date executed by an executive officer of BPLP to the effect that the conditions of Sections 3.2(b) and 3.2(d) (to the extent it regards BPLP) have been satisfied.

(h) Proceedings. All corporate, limited liability company, partnership and other proceedings regarding BPLP and Boston Properties in connection with the transactions

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contemplated by this Agreement and any other agreement, instrument or document required to be executed and delivered by BPLP hereunder, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Owner and Landis and their counsel.

(i) Other. BPLP and Boston Properties shall have delivered such other documents, instruments, consents, authorizations or approvals as may be reasonably requested by the Owner or Landis to consummate the transactions that is the subject of the Closing, except that such persons shall have no obligation to deliver any such document, etc., which is not otherwise contemplated by this Agreement which increases the liabilities of such persons or their affiliates in any material way.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

4.1 Certain Representations and Warranties of the Owner.

(a) Owner. The Owner hereby represents and warrants to BPLP as of the date of this Agreement and as of each Closing Date as if fully made again thereon (provided that any representation or warranty made as of a specific date shall be made as of that date only):

(i)	Existence and Power.

(A)	The Owner has been duly formed and is a validly existing limited liability company under the laws of the State of Delaware. The Owner has all power and authority under its organizational documents to enter into and deliver this Agreement and all other documents to be executed and delivered in connection with the transaction that is the subject of this Agreement and to perform its obligations under this Agreement.

(B)	The Owner has delivered to BPLP a true and complete copy of its limited liability company agreement. PCA V is the sole member of the Owner, ABL Capital Corp., a corporation incorporated in the State of New Jersey, is the sole general partner of such member and as of the date hereof, Landis Family Trust #1, Landis Family Trust #2, Daniel Slott, Stuart Spitz, Uzi Zucker and William F. King, III are the limited partners of such member. No person has any rights, warrants or options to acquire membership interests of the Owner.

(ii)	Authorization; No Contravention. The execution and delivery of this Agreement (and the other agreements required to be entered into by the Owner) and the performance by the Owner of its obligations under this

Development Agreement

Agreement and such other agreements have been duly authorized by all requisite limited liability company action on the part of the Owner. This Agreement constitutes (and the agreements to be entered into by the Owner pursuant to this Agreement when executed and delivered will constitute) the valid, legal and binding obligation of the Owner enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting remedies or resources of creditors generally and principles of equity. This Agreement will not violate any term of any material agreement, order or decree to which the Owner is a party or by which the Owner or the Development Properties is bound (including without limitation its limited liability company agreement). The Owner has the full right and authority to transfer title to the Development Properties to BPLP and/or to each Ownership Entity, as applicable, free and clear of all liens, claims or other encumbrances, other than (i) as may be created by this Agreement, (ii) rights of Covance under the Covance Documents, (iii) Contracts listed on Schedule 4.2(b), Immaterial Contracts, contracts which are terminable prior to Closing without expense to the Ownership Entity and farming leases, and (iv) the Permitted Exceptions and liens and encumbrances arising from Project Activities undertaken by the D/M Company or with BPLP Consent and (v) liens and encumbrances created by BPLP, Boston Properties or their affiliates.

(iii)	Absence of Litigation. As of the date of this Agreement, there are no Actions pending, or to the Owner’s Knowledge, threatened against Landis, the Owner (or any of its members or affiliates) or any Development Property, which (x) question the validity of, or the ability of any of the foregoing parties to consummate the transactions contemplated hereunder, or (y) affect the Development Properties, the Owner or Landis in a materially adverse way.

(iv)	Development Overhead. As of the date of this Agreement, the current annual overhead expenses incurred by Metric Construction & Development L.P. during 1997 was between $600,000 and $700,000 (inclusive of amounts payable to Alan B. Landis by such company during such period).

(v)	BCP Associates. As of the date of this Agreement, upon consummation of the closing under the Contribution Agreement BCP Associates, L.P. has executed and delivered the BCP Release Documents which to the Owner’s Knowledge are valid, legal and binding obligations of BCP

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Associates, L.P. and BCP Associates, L.P. (and its affiliates) has no membership interest in the Owner or other interest in the Development Properties.

(vi)	No Assignment. Neither the Owner nor Landis has made (A) a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (C) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (D) suffered the attachment, or other judicial seizure of all, or substantially all, of its assets, (E) admitted in writing its inability to pay its debts as they came due, or (F) made an offer of settlement, extension or compromise to its creditors generally.

(vii)	Absence of Notices of Special Assessments. Except as disclosed to BPLP from time to time, to the Owner’s Knowledge, it has not received any written notice of any special assessment (other than any added or special assessments arising as a result of development undertaken in Carnegie Center or pursuant to this Agreement).

(b) Landis. Landis hereby represents and warrants to BPLP as of the date of this Agreement and as of each Closing Date as if fully made again thereon (provided that any representation or warranty made as of a specific date shall be made as of that date only):

(i)	Enforceability. The execution and delivery of this Agreement (and the agreements to be entered into by Landis pursuant to this Agreement) and the performance by Landis of its obligations under this Agreement and such other agreements have been duly authorized by all requisite corporate action on the part of Landis. This Agreement constitutes (and the agreements to be entered into by Landis pursuant to this Agreement when executed and delivered will constitute) the valid, legal and binding obligation of Landis, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.

(ii)	No Contravention. This Agreement will not violate any term of any material agreement, order or decree to which Landis is a party or by which Landis is bound.

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4.2 Representations and Warranties as to the Development Properties. The Owner hereby represents and warrants to BPLP as of the date of this Agreement and as of each Closing Date (with respect to the Project Property which is subject to such Closing only) as if fully made again thereon:

(a) Compliance with Law. The Owner has not received written notice that any Development Property violates any law, rule, regulation, ordinance, code, or interpretation of any Authority (collectively, “Laws”) or any requirement of any insurer or board of fire underwriters or similar entity with regard to any insurance of the Owner concerning the Development Properties.

(b) Contracts. Attached hereto as Schedule 4.2(b) is a schedule setting forth a list of all of the Contracts with respect to each Development Property, including in all events, the names of the contracting party, the dates of the Contracts and a listing of all amendments to such Contracts; such Schedules may be updated from time to time with additional Contracts provided that such additional Contracts do not have a material adverse effect on the Development Properties. True, complete and correct copies of all Contracts have been provided to BPLP.

(c) Absence of Litigation. There are no Actions pending, or to the Owner’s Knowledge, overtly threatened (orally or in writing), against Landis, the Owner (or any of its Affiliates) or any Development Property, which (x) questions the validity of, or the ability of any of the foregoing parties to consummate the transactions contemplated hereunder, or (y) affect the Development Properties, the Owner or Landis in a materially adverse way.

(d) Hazardous Substances. To the Owner’s Knowledge, the Owner has not generated, stored, released, discharged or disposed of, used or handled Hazardous Substances or Hazardous Wastes at, upon or from any Development Property in material violation of any Law or in connection with which remedial action would require under any Law. As used in this Agreement, the terms “Hazardous Substances” and “Hazardous Wastes” shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean Water Act, as amended, and the regulations thereunder, and such terms shall also include asbestos, petroleum products (except in a naturally occurring state), radon, radioactive materials, lead paint, Urea Formaldehyde Foam Insulation and any other regulated substances under any Law relating to the protection of the environment. To the Owner’s Knowledge, no Hazardous Substances or Hazardous Wastes are located on any Development Property in material violation of any Law. No underground storage tanks are located at any Development Property.

(e) Taxes. All tax returns required to be filed on or before the date hereof by or on behalf of the Owner have been filed through the date hereof or will be filed on or before the

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date when due in accordance with all applicable Laws, and there is no Action pending against or with respect to the Owner or any Development Property in respect of any tax nor is any claim for additional tax asserted by any Authority against the Owner or any Development Property. All real estate taxes and assessments relating to any Development Property that are due and payable have been paid and copies of most recent tax bills have been delivered to BPLP.

(f) Insurance. The Owner currently has in place the public liability and other insurance coverage with respect to each Development Property set forth in Schedule 4.2(f) and, to the Owner’s Knowledge, each of such insurance policies is in full force and effect and all premiums due at payable thereunder have been fully paid when due.

(g) Condemnation. To the Owner’s Knowledge, the Owner has not received any written notice of any pending or contemplated condemnation proceedings affecting all or any part of any Development Property.

(h) Site Plans. To the Owner’s Knowledge, the Site Plans (as may be amended, modified or supplemented from time to time with BPLP Consent) are validly existing, in full force and effect and are in compliance (in all material respects) with all applicable laws of the State of New Jersey (and any applicable locality therein). This representation and warranty may be updated from time to time with disclosures in the event of changes in such applicable laws. No representation or warranty is made with respect to the Americans with Disabilities Act.

(i) Lack of Mitigation. With respect to the Project Property, there is no mitigation (or other agreements made in favor of any Authority) of any kind except as set forth in the Site Plans or the Master Plan or as described in the Proposal Notice or as disclosed in writing to BPLP prior to the Closing.

(j) Undisclosed Liabilities. With respect to the Project Property, to the Owner’s Knowledge, there are no liabilities including without limitation any contingent liabilities other than: (i) liabilities incurred in the ordinary course of business and in accordance with past practice which the Owner or Landis has agreed to discharge and which are identified in writing to BPLP at the relevant Closing, (ii) liabilities incurred by the D/M Company, (iii) liabilities specifically disclosed in this Agreement, the Schedules hereto, the Proposal Notice or as disclosed in writing to BPLP prior to the Closing, (iv) liabilities arising under Immaterial Contracts, (v) liabilities covered by insurance and (vi) liabilities which are the specific subject of any other representation or warranty in this Section 4.2, which other representations and warranties shall be the sole and exclusive representations and warranties with respect to such subject matter and provided that without limiting clause (vi) no representation or warranty is provided in this Section 4.2(j) with respect to Environmental Matters.

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4.3 Representations and Warranties of BPLP. BPLP hereby represents and warrants to the Owner and to Landis as of the date of this Agreement and as of each Closing Date as if fully made again thereon (provided that any representation or warranty made as of a specific date shall be made as of that date only):

(a) Existence and Power. Boston Properties and BPLP have been duly formed and are validly existing as a Delaware corporation and a Delaware limited partnership, respectively. BPLP has all power and authority under its organizational documents to enter into this Agreement. As of the date of this Agreement and on each Closing Date, Boston Properties and BPLP are and will be duly qualified to conduct business in the State of New Jersey.

(b) Authorization; No Contravention. The execution and delivery of this Agreement (and the other agreements to be entered into pursuant to this Agreement) and the performance of their respective obligations under this Agreement, have been duly authorized by all requisite organizational action on the part of BPLP (or Boston Properties, as the case may be). This Agreement constitutes (and the documents to be entered into pursuant to this Agreement will constitute when executed and delivered) the valid, legal and binding obligation of BPLP, and of Boston Properties, as applicable, enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. This Agreement and the agreements to be entered into in connection herewith will not violate any term of any material agreement, order or decree to which BPLP or Boston Properties is a party.

(c) Absence of Litigation. As of the date of this Agreement, there are no Actions pending, or to the knowledge of BPLP, overtly threatened (orally or in writing) against BPLP or Boston Properties, which question the validity of, or the ability of BPLP to consummate the transactions contemplated hereunder.

(d) Partnership Agreement. BPLP has provided the Owner with correct and complete copies of the Limited Partnership Agreement as in effect on the date of this Agreement. As of the date of this Agreement, BPLP qualifies as a partnership for federal income tax purposes.

(e) No Assignment. As of the date of this Agreement, neither Boston Properties nor BPLP nor any of their subsidiaries has (i) made a general assignment for the benefit of the creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by BPLP’s or Boston Properties’ creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of BPLP’s or Boston Properties’ assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of BPLP’s or Boston Properties’ assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

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(f) Investment Company Act. As of the date of this Agreement, neither Boston Properties not BPLP is an “investment company” or an entity “controlled” by an “investment company” as such terms are defined under the Investment Company Act (as defined in the Contribution Agreement).

(g) REIT Status. As of the date of this Agreement, Boston Properties is organized and operates, and intends to continue to operate, in a manner so as to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code. As of the date of this Agreement, to BPLP’s Knowledge, Boston Properties has not received any written notice from the Internal Revenue Service which specifically calls into question Boston Properties’ qualification as a “real estate investment trust” under Sections 856 through 860 of the Code.

(h) Filings. As of the date of this Agreement, Boston Properties has made all filings required by the Securities Act and the Exchange Act (excepting only those filings the failure to make of which will not render Boston Properties ineligible to file a registration statement on Form S-11). As of the date of this Agreement, all such filings made by Boston Properties fairly present the financial condition of Boston Properties as of the date of any balance sheet or similar financial statement contained therein and the results of Boston Properties’ operations for the period covered by any income statement or similar financial statement contained therein, and none of such filings contains, as of the date of such filing, any untrue statement of a material fact or omits any information necessary to make the statements contained therein not materially misleading, and since the date of the last such filing, there has not occurred any material adverse change in the financial condition, business, operations, assets or liabilities of Boston Properties or BPLP.

4.4 Breach of Representation or Warranty.

(a) Survival Periods.

(i)	All representations and warranties of the Owner and of Landis with respect to this Agreement or with respect to a Project Property which is the subject of a Closing shall survive such Closing regardless of any investigation made as follows: (x) the representations and warranties set forth in Section 4.1 shall survive the relevant Closing until (but excluding), the third anniversary of such Closing; and (y) the representations and warranties set forth in Section 4.2 shall survive the relevant Closing until (but excluding) the first anniversary of such Closing; provided, that if a Notice of Claim asserting a claim for breach of any such representation or warranty shall have been given prior to the expiration of such survival period, such representation and warranties shall survive, to the extent of the claim only, until such claim is resolved. Notice of any claim by any person for indemnification must be given to

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the Owner within the survival period for the relevant representation or warranty, providing reasonable detail as to the nature of any relevant Loss (a “Notice of Claim”).

(ii)	All representations and warranties of BPLP and of Boston Properties shall with respect to this Agreement or with respect to a Project Property which is the subject of a Closing shall survive such Closing regardless of any investigation made as follows: (x) the representations and warranties set forth in Section 4.3 shall survive the Closing until (but excluding) the third anniversary of such Closing; and (y) the representations and warranties set forth on Schedule 5.5 with respect to an issuance of Units (if made pursuant to Schedule 5.5) shall survive until (but excluding) the first anniversary of the issuance of such Units; provided, that if a Notice of Claim asserting a claim for breach of any such representation or warranty shall have been given prior to the expiration of such survival period, such representation and warranties shall survive, to the extent of the claim only, until such claim is resolved. Notice of Claim by any person for indemnification must be given to BPLP within the survival period for the relevant representation or warranty, providing reasonable detail as to the nature of any relevant Loss.

(b) Indemnification in favor of BPLP Indemnified Parties. Subject to the limitations set forth in Section 4.4(c), if a Closing occurs with respect to a Project Property (or the acquisition by BPLP of a Withdrawn Property), from and after such Closing Date (or date of acquisition) Landis and the Owner shall indemnify, defend and hold harmless the BPLP Indemnified Parties from and against all Losses which are incurred or suffered by any one or more of them, based upon, arising out of, in connection with or by reason of the breach of any of the representations or warranties contained in Section 4.1 or Section 4.2 with respect to such Project Property or with respect to such Withdrawn Property (taking into account any updates thereto under Section 4.5).

(c) Limitations. The indemnity obligations under Section 4.4(b) are subject to the following limitations:

(i)	The indemnity obligations shall be satisfied exclusively by offset against payments of Acquisition Prices, Land Release Amounts or Land Payment Amounts becoming due and payable by BPLP to the Owner or Landis under this Agreement (or the applicable D/M LLC Agreement) from and after date the Notice of Claim with respect thereto has been delivered.

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(ii)	The indemnity obligations shall not apply to any Loss based upon a breach of representation or warranty as to which the BPLP Indemnified Party did not give a timely Notice of Claim in accordance with Section 4.4.

(iii)	There shall be netted from any payment for a Loss: (i) the amount of any indemnification received by the indemnified party from an unrelated party with respect to such Loss and (ii) the amount of any insurance proceeds or other cash receipts paid to the indemnified party against any such Loss.

(d) Indemnification in favor of Landis Indemnified Parties. Subject to the limitations set forth in Section 4.4(e) if a Closing occurs with respect to a Project Property (or Units are issued hereunder, or a Withdrawn Property is acquired by BPLP), from and after such Closing Date (or date of issuance of Units or date of such acquisition, as the case may be), each of BPLP and Boston Properties, respectively, shall indemnify, defend and hold harmless the Landis Indemnified Parties from and against all Losses which are incurred or suffered by any one or more of them, based upon, arising out of, in connection with or by reason of the breach of any of the representations or warranties made by BPLP or Boston Properties, respectively, contained in Section 4.3 or as required by Schedule 5.5 with respect to such Project Property, such issuance of Units or such acquisition of Withdrawn Property (taking into account and updates under Section 4.5).

(e) Limitations. The indemnity obligations under Section 4.4(d) are subject to the following limitations:

(i)	The indemnity obligations shall not apply to any Loss based upon a breach of representation or warranty as to which the Landis Indemnified Party did not give a timely Notice of Claim in accordance with Section 4.4.

(ii)	There shall be netted from any payment for a Loss: (i) the amount of any indemnification received by the indemnified party from an unrelated party with respect to such Loss and (ii) the amount of any insurance proceeds or other cash receipts paid to the indemnified party against any such Loss.

(f) Procedures; Cooperation. The procedures regarding indemnification hereunder shall be the same procedures as set forth Section 7.6 of the Contribution Agreement, as such procedures pertain to an indemnifying party or an indemnified party. Each party indemnified under any indemnity contained in this Agreement shall cooperate in all reasonable respects in the defense of the third party claim pursuant to which the indemnifying party is alleged to have liability.

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4.5 Updates to Representation and Warranties. Not more than sixty (60) days prior to the Closing of any Property, (i) the Owner and Landis may update the representations and warranties provided with respect to the applicable Property under Section 4.1 and 4.2 by notice to BPLP, and (ii) BPLP and Boston Properties may update their representation and warranties under Section 4.3 by notice to the Owner and to Landis, such notices in each case to provide any disclosures or exceptions in reasonable detail. For purpose of any indemnification under Section 4.4 such representations and warranties shall be deemed to have been made with such updated disclosures, but for purposes of the conditions to obligations to close and other covenants of the parties under this Agreement (including pursuant to Article V) such updates shall not have any effect (except as provided by Section 4.2 (b)).

ARTICLE V - COVENANTS

5.1 Maintenance and Operation. The Owner agrees that from and after the date of this Agreement until the termination of this Agreement with respect to each Development Property (so long as it is a Development Property): (i) it will not mortgage or encumber any part of any Development Property or take, permit or suffer any other action affecting title to any Development Property without prior BPLP Consent (other than Permitted Exceptions and as otherwise contemplated by this Agreement); (ii) it will not enter into (A) contracts of any kind (other than leases) relating to any Development Property without BPLP Consent, (B) leases or other occupancy agreements of any kind relating to the Development Properties without the prior approval of BPLP, except (x) such contracts or leases as will be or may be terminated at or prior to the applicable Closing Date without cost or expense to the Ownership Entity and (y) the Owner may enter into (and amend or extend existing) leases for farming or similar activities in a manner substantially consistent with past practice, (iii) it will not amend or modify the Covance Documents without prior BPLP Consent; and (iv) it and the D/M Company will take commercially reasonable steps to maintain the Development Properties and the Withdrawn Properties pre-stabilization (other than the Transferred Properties) in material compliance with law (in accordance with past practice) and to cooperate with the D/M Company in maintaining all licenses, permits and governmental approvals and rights to develop the Development Properties and the Withdrawn Properties pre-stabilization (other than the Transferred Properties). The Owner will not modify or amend the Master Plan or the Site Plans without BPLP Consent, except for the modifications proposed in Second Amendment to the Preliminary Approval for the West Side (copies of which have been provided to BPLP). The Owner will permit the D/M Company and BPLP and their representatives to participate in any discussion, hearings or proceedings with Authorities concerning the Approvals, the Site Plans or the Master Plan and will provide reasonable advance notice of any such discussions, hearings or proceedings (other than the July 1, 1998 board meeting). Without prior BPLP

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consent, the Owner will not amend its limited liability company agreement and Landis will not otherwise relinquish control of the Owner or its managing member (other than to a Landis-controlled entity with BPLP Consent).

5.2 Insurance. For each Development Property (so long as it is a Development Property), the Owner shall maintain at its sole cost and expense all insurance set forth on Schedule 4.2(f) or similar replacement coverage. With respect to any Withdrawn Property which the Owners owns or controls (directly or indirectly), the Owner shall maintain (or cause to be maintained) insurance on such Property at commercially reasonable amounts for properties of similar type and location.

5.3 Tests and Inspections. With respect to the Development Properties, the Owner hereby authorizes BPLP, its authorized representatives, agents and employees to enter upon the Development Properties on two (2) Business Days’ notice from time to time to perform such tests and inspections as BPLP deems necessary or appropriate in its sole discretion, including without limitation such soil boring and compacting tests, test well and water table, soil porosity and liquid absorption tests, other environmental inspections and tests and engineering tests. Any entry by BPLP onto any Development Properties in connection with its due diligence shall not unreasonably interfere with the rights of tenants under leases. BPLP hereby agrees to repair any damage to any Development Property resulting from the conduct of any test or inspection performed by BPLP and to indemnify and hold the Owner (and its Affiliates, and their partners, members, stockholders, officers and directors) harmless from and against any and all Losses arising on account of any test or inspection performed by BPLP, including without limitation, for mechanic’s liens to the extent attributable to any test or inspection performed by BPLP.

5.4 Availability of Records. With respect to any Project Property (and each Withdrawn Property acquired by BPLP), the Owner agrees to cooperate with BPLP, to permit BPLP to obtain any information needed from the Owner to enable BPLP or its Affiliates to file any necessary tax returns. Upon written request of BPLP, for a period of two (2) years after the applicable Closing Date of any Development Property, the Owner shall (i) make its records available to BPLP for inspection, copying and audit by BPLP’s designated accountants at BPLP’s sole cost and expense, and (ii) cooperate with BPLP to the extent reasonably necessary to obtain any applicable Licenses not in existence on the applicable Closing Date and necessary for the development, construction, use and operation of such Development Property. Without limiting the foregoing and in addition thereto, for the period of time commencing on the date of this Agreement and continuing through the second (2nd) anniversary of the last Closing Date hereunder, the Owner shall, from time to time, upon reasonable advance notice from BPLP, provide BPLP and its representatives, agents and employees with access to all financial and other information in its possession pertaining to the period of Owner’s ownership in and operation of, as the case may be, the Development Property, which information is relevant and

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reasonably necessary, in the opinion of BPLP’s outside, third party accountants (the “Accountants”), to enable BPLP and its Accountants to prepare financial statements in compliance with any or all requirements of (a) Rule 3-14 of Regulation S-X of the Commission; (b) any other rule issued by the Commission and applicable to BPLP and its Affiliates; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, BPLP and its Affiliates. The Owner acknowledges and agrees that the following is a representative description of the information and documentation that BPLP and the Accountants may require in order to comply with (a), (b) and (c) above:

(A)	the internally-prepared operating statements for the Owner;

(B)	the general ledger with respect to such Development Property;

(C)	access to the Owner’s invoices with respect to expenditures made during the final fiscal year in which the Owner owned the applicable Development Property; and

(D)	access to the Owner’s records regarding land use, development rights, the Master Plan, zoning and similar matters.

5.5 Issuance of Units. Upon each issuance of any Units in payment of Land Release Amount, Land Payment Amount or Acquisition Price, BPLP and Boston Properties shall execute and deliver an agreement in favor of all parties receiving such Units making the representations and warranties on Schedule 5.5 and making the covenants set forth on Schedule 5.5. In the event that BPLP cannot truthfully make such representations and warranties (as determined by BPLP in good faith), it shall so inform Landis in writing, and Landis may either elect to receive Units notwithstanding such disclosure, or accept cash; provided, that if BPLP in such notice states that a material adverse effect to BPLP or Boston Properties would occur if any or all of such Units were to be issued (and provides an explanation as to the reasons therefor and the number of Units which could be issued without such effect) then Landis may elect to receive only the number of Units indicated in such writing which would not cause such material adverse effect to occur, and elect to receive cash for the remainder. BPLP shall be required to issue the Units only if Landis complies with the procedures set forth in Schedule 5.5.

5.6 Cooperation with BPLP. The Owner and BPLP shall cooperate with each other and do all acts as may be reasonably required or requested by the other with regard to the fulfillment of any condition to Owner’s or BPLP’s, as the case may be, obligations hereunder with respect to any Closing; provided, that any such cooperation shall not result in an increase in the liability of any such party, other than de minimis monetary liabilities.

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5.7 Covenants of the Owner. The Owner shall furnish BPLP with copies of all new, amended or revised Approvals obtained from and after the date hereof in connection with the Development Property.

5.8 Recordation. Simultaneously with the execution and delivery of this Agreement, BPLP and the Owner shall execute and deliver for recording in the applicable real estate registry a notice substantially in the form attached as Exhibit 5.6. The parties further agree to execute and deliver from time to time one or more forms of Termination of Notice with respect to any Withdrawn Property, property transferred under Article VI, any Project Property as to which there has been a Closing or with respect to all properties upon termination of this Agreement or a Property as to which this Agreement no longer applies, such Termination of Notice to terminate the notice to the extent that any rights under this Agreement described therein have terminated or lapsed; provided, however, that BPLP shall have no obligation to execute and deliver such Termination of Notice unless a notice regarding the continuing first priority right of first refusal and/or right of first offer hereunder (if still applicable) is recorded simultaneously therewith. BPLP agrees to cooperate with the Owner in executing and delivering any other documents necessary to remove any notices of purchase and sale (or portions thereof) so recorded upon termination or expiration of BPLP’s rights hereunder with respect to any property (or portion thereof).

ARTICLE VI - SALE OF DEVELOPMENT PROPERTIES & WITHDRAWN PROPERTIES

6.1 Restrictions on Sale.

(a) Restrictions. The Owner shall not sell, transfer or otherwise dispose of (a “Sale”) all or any of the Development Properties to any person other than a person who will be an owner-occupant of such property (and other than sales to an Ownership Entity or to BPLP hereunder). The term “Sale” shall include a sale, transfer or other disposition of a Development Property effected indirectly through a sale, transfer or other disposition of partnership interests, membership interests or other equity interests in the Owner or PCA V (other than sales, transfers or other dispositions of limited partnership interests in PCA V, which are unrestricted hereunder). Sales to owner-occupants are subject to the following:

(i)	No Sale may occur until the third anniversary of the date hereof. The owner-occupant must provide a representation that it intends to occupy the premises.

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(ii)	Such Sales will not, in the aggregate, involve Development Properties containing more than 500,000 rentable square feet; provided that so long as Covance has rights (whether then exercisable or not) to acquire Development Properties under the Covance Documents, no Sale may occur other than to Covance under such Covance Documents.

(iii)	No such Sales may be effected for a price of less than the sum of (A) $30/rentable square foot (increasing annually from the date of this Agreement at the United States Consumer Price Index) and (B) pre-development, design, infrastructure and other costs appropriately and reasonably allocable to the parcel which is the subject of such Sale (which costs will be used from the sale proceeds to reimburse the party who was responsible for such costs). The Owner shall provide BPLP with twenty (20) days prior notice before agreeing to any Sale under this Article VI (a “Sale Notice”), such Sale Notice to include reasonable detail as to the proposed terms of the Sale and the identity of the transferee.

(iv)	The consideration received for such Sale shall be (A) in cash, marketable securities or other equity securities with a readily determinable market value and (B) paid at the closing thereof, and not in installment payments (other than any purchase price adjustments to be paid over time).

(v)	The owner-occupant purchaser (together with its successors and permitted assigns hereunder, the “Purchaser”) shall purchase such property subject to a right of first refusal in favor of BPLP, which shall have the following terms and conditions:

(A)	So long as BPLP (or its affiliates) owns not less than two hundred thousand square feet of space at the Developed Properties (as defined in the Contribution Agreement), if the Purchaser receives a bona fide written offer to effect a Sale of the subject property, it shall promptly give notice thereof to BPLP, such notice to provide the terms and conditions of the proposed Sale and such notice will constitute an irrevocable offer for a period of twenty (20) days to sell or transfer the subject property to BPLP on the same terms and conditions (any such notice, a “ROFR Notice”); provided that in the event that the consideration offered includes marketable securities or other securities with a readily determinable market value, BPLP may offer its own securities or securities of Boston Properties having the same market value and of substantially the same general type or cash in lieu thereof having the same value.

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The Purchaser shall not make or accept any offer to effect a Sale of the subject property (and shall not enter into any agreement or option to do so) without first complying with the right of first refusal provided hereby.

(B)	BPLP shall have the right for a period of twenty (20) days after receipt of such notice to agree to purchase the subject property from the Purchasers on the terms and conditions set forth in the ROFR Notice by giving an irrevocable notice thereof to the Purchaser.

(C)	The right of first refusal provided hereby shall expire and be of no further force and effect as of the opening of business on the date which is the second anniversary of the issuance of the certificate of occupancy for the building.

(D)	If BPLP fails to accept the purchase of the subject property within such twenty (20) day period, the Purchaser shall have the right to effect a Sale of the subject property to the transferee identified in the ROFR Notice on the terms and conditions set forth in the ROFR Notice and any such transferee shall acquire the subject property free and clear of this right of first refusal; provided, that such right of first refusal has been complied with.

(vi)	The Purchaser shall also purchase the property subject to a right of first offer in favor of BPLP, which shall commence immediately upon expiration of the right of first refusal and which shall have the following terms and conditions:

(A)	So long as BPLP (or its affiliates) owns not less than two hundred thousand square feet of space at the Developed Properties (as defined in the Contribution Agreement), the Purchaser may not effect a Sale of the subject property unless the Purchaser first gives notice of its intentions to so transfer to BPLP and an offer to so transfer the subject property to BPLP on the terms (including price) set forth in such notice; provided that in the event that the consideration offered includes marketable securities or other securities with a readily determinable market value, BPLP may offer its own securities or securities of Boston Properties having the same market value and of substantially the same general type or cash in lieu thereof having the same value.

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(B)	BPLP shall have the right for a period of thirty (30) days after receipt of such notice to accept such offer to purchase the subject property from the Purchaser. Acceptance of the offer may be made in such period by giving an irrevocable written notice thereof to the Purchaser.

(C)	If the offer by the Purchaser is not accepted by BPLP within such twenty (20) day period, the Purchaser may, for a period of one hundred eighty (180) days after the date it delivered notice under clause (A) above, effect a Sale of the subject property to an unaffiliated third party on terms which are substantially similar (or which are more favorable to the Purchaser) than the terms offered to BPLP, provided that the price may be as low as ninety five percent (95%) of the price offered to BPLP.

(D)	Upon acceptance of any such offer by a third party the Purchaser shall provide notice thereof to BPLP, with reasonable detail as to the basic terms and the identity of the third party. Any such third party shall acquire the subject property free and clear of this right of first offer provided that such right of first offer has been complied with.

(vii)	The right of first refusal and the right of first offer described herein shall not apply to (l) any Sale of the subject property to an Affiliate of the Purchaser, although such Affiliate shall take such subject property subject to this right of first refusal and right of first offer as a “Purchaser” hereunder, (2) any Sale of the Purchaser in a sale of substantially all of the assets of the Purchaser or its affiliates (or a material division of the Purchaser or its affiliates) or a consolidation, merger other similar transaction involving the Purchaser (or its affiliates or a material division thereof) in which the subject property is transferred (except the right of first refusal and the right of first offer shall continue to apply to a subsequent sale, transfer or disposition), and (3) pledges or granting of security interests or similar dispositions in the subject property in connection with any financing.

(viii)	The owner-occupant shall at the closing of such Sale execute a written agreement acknowledging and agreeing to provide the right of first refusal and the right of first offer provided for above and the Owner or owner-occupant shall record a memorandum setting forth the terms of such right of first refusal and right of first offer in the appropriate real estate recording office, such recording to be released upon expiration or satisfaction of such rights.

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(b) Proceeds. At the closing of the Sale, the Owner shall cause the owner-occupant to pay to BPLP a dollar amount equal to fifty percent (50%) of the excess of the per rentable square foot sales price offered by the owner-occupant (less the reasonable transaction expenses of the Owner) in the proposed Sale over $20/rentable square foot which is paid at the Closing (to the extent any proceeds are paid over as a result of any purchase price adjustment, BPLP shall be paid its pro rata portion thereof at such time as such payments are made).

6.2 BPLP Purchase.

(i)	Within twenty (20) days after receiving a Sale Notice, BPLP may elect to purchase the Development Property which is subject to the Sale Notice by delivery of notice thereof to the Owner (a “Purchase Notice”), such Purchase Notice to include an offer to purchase such property on substantially similar terms as in the proposed Sale, except that the consideration will consist of

(A)	(1) $20/rentable square foot, plus (2) fifty percent (50%) of the excess of the per rentable square foot sales price offered by the owner-occupant in the proposed Sale over $20/rentable square foot and

(B)	(x) the Acquisition Price (which shall be paid at the Stabilization Date for such property as if such property were a “Project Property”), less (y) the amount set forth in clause (A)(2) above.

(ii)	Upon receipt of a Purchase Notice the Owner shall terminate negotiations with the proposed transferee under the Sale and the parties shall negotiate in good faith an agreement to convey the subject property to BPLP within thirty (30) days if practicable.

(iii)	Each property sold to BPLP under this Section 6.2(a) shall continue to be subject to Section 2.5(a); provided that the “Development Cost” for such property shall include the Carry Cost of such property from the date of its acquisition by BPLP to the Stabilization Date.

6.3 Sale of Withdrawn Properties. So long as BPLP (or its affiliates) owns not less than two hundred thousand square feet of space at the Developed Properties (as defined in the Contribution Agreement), BPLP shall be entitled to a right of first offer on the Sale of each Withdrawn Property, such right of first offer to be subject to the following:

(i)	The Owner may not effect a Sale of the subject property unless the Owner first gives notice of its intentions to so transfer to BPLP and an offer to so transfer the subject property to BPLP on the terms (including price) set forth in such notice.

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(ii)	BPLP shall have the right for a period of thirty (30) days after receipt of such notice to accept such offer to purchase the subject property from the Owner. Acceptance of the offer may be made in such period by giving an irrevocable written notice thereof to the Owner. Offers shall be made to so effect a Sale of the subject property in cash or equity securities of BPLP or Boston Properties.

(iii)	If the offer by the Owner is not accepted by BPLP within such thirty (30) day period, the Owner may, for a period of one hundred eighty (180) days after the date it delivered notice under clause (i) above, effect a Sale of the subject property to an unaffiliated third party on terms which are substantially similar (or which are more favorable to the Owner) than the terms offered to BPLP, provided that (I) the price may be as low as ninety two percent (92%) of the price offered to BPLP and (II) the third party may offer its own securities having the same market value and of substantially the same general type or cash in lieu thereof as the securities of BPLP or Boston Properties.

(iv)	Upon acceptance of any such offer by a third party the Owner shall provide notice thereof to BPLP, with reasonable detail as to the basic terms and the identity of the third party. Any such third party shall acquire the subject property free and clear of this right of first offer; provided such right of first offer has been complied with.

(v)	The right of first offer described herein shall not apply to (l) any initial Sale of a Withdrawn Property to an Affiliate of the Owner, although such Affiliate shall take such subject property subject to this right of first offer as the “Owner” hereunder and (2) pledges or granting of security interests in the subject property in connection with any financing.

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ARTICLE VII - TERMINATION

7.1 Termination with Respect to a Project Property.

(a) Termination. With respect to any Closing of a Project Property, any obligation of BPLP on the one hand or the Owner and Landis, on the other hand, to effect such Closing shall be terminated with prior notice to the other party or parties as follows:

(i) upon thirty (30) days’ notice by the terminating party to the other party if any of the conditions precedent to the obligations of the terminating party set forth in Article III have become incapable of fulfillment (i.e. not susceptible to cure within a 30-day period together with any Grace Period) and have not been waived by a terminating party; and

(ii) subject to the Grace Period, if the terminating party is not then in material breach of a material provision of this Agreement and on the Closing Date (x) any of the conditions precedent to the obligations of the terminating party set forth in Article III shall not have been materially satisfied, and (y) satisfaction of such condition shall not have been waived.

(b) Remedy. The sole and exclusive remedies for breach of a party’s obligation to effect a Closing with respect to a Project Property shall be (i) specific performance in the case of a willful breach and (ii) to cause the Owner and Landis to perform their obligations under Section 7.1(c) in all events. Upon a termination with respect to a single Project Property hereunder all other terms of this Agreement shall continue in full force and effect, subject to Section 7.2. Any such termination by BPLP or by the Owner shall result in the relevant Project Property becoming a Development Property again and remaining subject to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, if either party is unable to close a transaction hereunder on the Closing Date then such party may deliver a notice to such effect to the other party and such party delivering such notice shall have one ninety (90) day period to remedy its inability to close on the Closing Date (such period, the “Grace Period”).

(c) Obligations to Cure. In the event that there is a failure of a condition to BPLP’s obligation to effect a Closing with respect to a Project Property which is susceptible to cure and which has not been waived, within twenty (20) days before the earlier of the expiration of any applicable Grace Period or the thirtieth (30th) day after the Closing Date for such Project Property, BPLP may notify Landis that Landis and/or the Owner must cure the failed condition within ninety (90) days of delivery of such notice, subject to the following terms:

(i) if the failure of such condition has occurred because of the existence of a mortgage, mechanics lien, judgment lien, tax lien or other encumbrance or lien in violation of this Agreement which can be cured by payment of money, Landis or the Owner shall pay such money and cause such encumbrance or lien to be removed; provided, that the Owner or Landis shall not be required to remediate or cure any Environmental Matter;

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(ii) if the failure of such condition requires action by Landis or the Owner in order to cure, Landis and the Owner shall use commercially reasonable efforts to cure such failed condition, but without the obligation to expend material funds unless such failure was caused in willful breach of this Agreement; provided, that the Owner or Landis shall not be required to remediate or cure any Environmental Condition.

7.2 Termination of Entire Agreement. This Agreement shall terminate in its entirety as follows:

(i) the date which is the twentieth (20th) anniversary of the date hereof (unless a Closing is scheduled to occur after such twentieth (20th) anniversary, in which event this Agreement shall terminate at the close of business on such Closing Date (as may be extended by any Grace Period); provided that BPLP shall have the option, exercisable during the sixty (60) day period commencing on such twentieth (20th) anniversary to elect to acquire the remaining Development Properties (other than those which are then subject to BPLP Purchase Notice or a Purchase Notice) in full for a price equal to (x) $20/rentable square foot of the proposed development plus (y) the Acquisition Price (which shall be paid at the Stabilization Date, if any, for such properties as if such properties were “Project Properties”); (the closing for such acquisition shall be on terms and conditions reasonably acceptable to the parties and similar to the terms and conditions for conveyances of Project Properties hereunder; the purchase price shall not be subject to any escrow, holdback or indemnification obligations (except that the Acquisition Price shall be paid as above provided); upon the conveyance of such Development Property such Development Property shall no longer constitute a “Development Property”; in the event that on such twentieth (20th) anniversary one or more Proposal Notices or BPLP Proposal Notices are then outstanding, the term of this Agreement shall be extended until all Closings shall have occurred with respect thereto or such Closings shall have been terminated in accordance with the terms of this Article VII);

(ii) upon the written agreement of the parties hereto; or

(iii) automatically without action by either party upon (x) the commencement of any voluntary bankruptcy, insolvency or similar proceeding against BPLP or Boston Properties by BPLP, Boston Properties or their affiliates or (y) the date which is ninety (90) days after the date on which an involuntary bankruptcy, insolvency or similar proceeding against BPLP or Boston Properties has been instituted by any person (unless such proceeding has been terminated or discharged in such ninety (90) day period).

7.3 Special Acceleration. Upon the death or incapacity of Alan B. Landis, for a period of ninety (90) days after BPLP first has actual knowledge of such death or incapacity, upon notice delivered to the Owner and to Landis, BPLP shall have the right to acquire all of the remaining Development Properties (other than the Development Properties which are then subject to a Proposal Notice or a BPLP Proposal Notice) for a price equal to the aggregate Land

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Release Prices applicable thereto and subject to payment of the Acquisition Price for each Development Property (to be paid on the applicable Stabilization Date). The closing for such acquisition shall be on terms and conditions reasonably acceptable to the parties and similar to the terms and conditions of conveyances of Project Properties hereunder. Upon closing thereof, such Property shall no longer be subject to the terms of this Agreement.

ARTICLE VIII - ADDENDUM

8.1 Addendum. Promptly after the date of this Agreement, BPLP, the Owner and Landis shall diligently, reasonably and in good faith negotiate and agree upon the forms of the Joint Venture Agreement, the Services Agreement, the D/M LLC Agreement and the D/M Agreement. Such forms shall be attached to this Agreement as an addendum hereto as Exhibit 8 (such addendum shall thereupon become part of this Agreement), and all references to such agreements shall mean such agreements in the form substantially as set forth on Exhibit 8. The parties shall also promptly form the D/M Company as a Delaware limited liability company as soon as the form of D/M LLC Agreement is agreed upon. No formal amendment to this Agreement shall be required to add the addendum; the parties shall execute a letter acknowledging and agreeing upon the form of Exhibit 8.

8.2 Failure to Agree. In the event that the parties have been unable to agree upon the forms of any (or all) of the agreements described in Section 8.1 by September 30, 1998, the parties shall promptly engage a reputable professional mediator to facilitate resolution of the dispute. The mediator shall be located in New York, New York, shall be independent and unaffiliated with the parties and the identity of the mediator shall be reasonably acceptable to BPLP and the Owner. In the event the parties are still in dispute on October 31, 1998, the matters in dispute shall be submitted to arbitration. The arbitrators shall be (i) located in New York, New York, (ii) independent and unaffiliated with the parties, (iii) shall be “experts” in real estate development legal and business issues (such as well-known retired judges, law professors or lawyers in prominent private practice firms, etc.). Each of BPLP and Landis shall be entitled to select one (1) of the members of the three (3) person arbitration panel; the third arbitrator shall be selected by such two (2) arbitrators. Any such dispute or controversy shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. The award of arbitrators shall be final and binding and non-appealable and may if necessary be enforced by any court of competent jurisdiction. Notwithstanding the foregoing, either party may apply to any court located in New York, New York or Boston, Massachusetts, with competent jurisdiction, and seek interim provisional injunctive or equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.

8.3 Stay. So long as Exhibit 8 has not been completed pursuant to Article VIII, the thirty commencement of the (30) day time period for submission of a BPLP Election Notice

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shall be extended, and the commencement of the twenty (20) day period under Section 2.3(a)(ii) shall be extended, in each case until the date Exhibit 8 is completed (by agreement or order) under this Article VIII.

ARTICLE IX- MISCELLANEOUS

9.1 Brokers. Each party to this Agreement represents and warrants that neither it nor any of its Affiliates has had any contact or dealings regarding any Development Property, or any communication in connection with the subject matter of the transaction contemplated by this Agreement, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection therewith (other than Bear Stearns and Eastdil Realty Company, L.L.C., who shall be paid by Owner on or prior to Closing). In the event that any broker or finder claims a commission or finder’s fee based upon any contact, dealings or communication, the party through whom or through whose Affiliate such broker or finder makes its claim shall be responsible for the commission or fee and all costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) incurred by the other party and its Affiliates in defending against the same. The party through whom or through whose Affiliate such broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto and its Affiliates and their respective, agents, employees, officers and directors, and the Property from and against any and all Losses, arising out of, based on, or incurred as a result of such claim. The provisions of this Section shall survive the Closing or termination of the parties’ obligations to complete the transaction contemplated by this Agreement.

9.2 Entire Agreement; No Amendment. This Agreement, together with the Contribution Agreement, represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements with respect to the subject matter hereof shall be valid or binding upon a party with respect to the subject matter hereof unless expressly set forth in this Agreement. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party hereto against whom enforcement is sought.

9.3 Certain Expenses. Each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transaction contemplated hereby (whether or not any Closing shall take place), including without limitation all costs and expenses herein stated to be borne by such party and all of its respective accounting, legal, investigatory and appraisal fees. The Ownership Entity shall be responsible for paying all applicable State, County and City transfer taxes and/or transfer fees due in connection with transfer of any Development Property to any applicable Ownership Entity. Any recording or escrow fees incurred in connection with the transfer of title to any Development Property as contemplated by this Agreement shall be paid by the Ownership Entity. All other costs and charges in connection with the purchase and

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sale of any Development Property contemplated by this Agreement not otherwise provided for in this Agreement shall be allocated by standard accounting and conveyancing practices in the relevant jurisdiction where applicable Development Property is located. This provision shall survive any Closing.

9.4 Notices. Any notice or communication required under or otherwise delivered in connection with this Agreement to any of the parties hereto shall be written and shall be delivered to such party at the following address:

If to Landis or the Owner:

The Landis Group
101 Carnegie Center
Princeton, New Jersey 08540
Attn:	Alan B. Landis and
Mitchell Landis
Fax:	(609) 452-1453

with copies to:

Fried, Frank, Harris, Shriver & Jacobson
1 New York Plaza
New York, New York 10004
Attn:	Jonathan L. Mechanic
Fax:	(212) 859-8582

and

Motola Klar & Dinowitz, LLP
185 Madison Avenue
New York, New York 10016
Attn:	Jeffrey D. Stanger
Fax:	(212) 683-5555

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If to BPLP to:

Boston Properties Limited Partnership
c/o Boston Properties, Inc.
8 Arlington Street
Boston, Massachusetts 02116
Attn:	Douglas T. Linde, Vice President and
Frederick J. DeAngelis, General Counsel
Fax:	(617) 536-4562

with a copy to:

Goodwin, Procter & Hoar LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attn:	Ross D. Gillman
Fax:	(617) 227-8591 and
(212) 355-3333

Each notice shall be in writing and shall be sent to the party to receive it, postage prepaid by certified mail, return receipt requested, or by a nationally recognized overnight courier service that provides tracking and proof of receipt. Inclusion of fax numbers is for conveniences only, and notice by fax shall neither be sufficient nor required. Notices shall be deemed delivered upon receipt or refusal of receipt. Notices requesting BPLP Consent shall comply with the provisions of Section 2.9 (including boldly stating that if no response is received such consent may be deemed given).

9.5 Assignment; Restricted Transfers.

(a) Assignment Generally. Except as provided in this Section 9.5, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of BPLP (in the case of an attempted assignment by Landis or the Owner) or the Owner (in the case of an attempted assignment by BPLP).

(b) BPLP. BPLP may, without such consent, but with notice to the Owner, (i) assign any rights and obligations hereunder to an Affiliate of BPLP or (ii) effect an assignment in connection with a sale of substantially all of the assets of (or merger or other similar consequence of the business) BPLP to the person acquiring such assets (or such person’s affiliates). Any such assignee (a “Permitted BPLP Assignee”) shall assume all obligations and liabilities of BPLP hereunder effective as of the date of any such assignment in order for such assignment to be effective. In addition, BPLP may designate any such Permitted BPLP

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Assignee to be the managing member of any Ownership Entity or the D/M Company, provided such person assumes all obligations and liabilities of BPLP with respect to the relevant Property hereunder. Without limiting the foregoing, for purposes of determining a Permitted BPLP Assignee for an assignment of rights to be a member of the D/M Company, “Affiliate” shall also include a person in which BPLP or its Affiliates which owns directly or indirectly more than fifty percent (50%) of the equity interests issued in such person BPLP (but which may not control fifty percent (50%) of the voting interests in such person).

(c) Landis. Landis may, without such consent, each assign any rights and obligations hereunder to a person which is a person owned one hundred percent (100)% by Landis or Alan Landis (or his family members, heirs or successors) directly or through another wholly-owned entity; provided that any such assignee (a “Permitted Landis Assignee”) must assume all obligations and liabilities of Landis hereunder, as the case may be.

(d) Designees. Landis, or the Owner, as the case may be, may designate any such Permitted Landis Assignee to be the non-managing member of any Ownership Entity or the D/M Company, provided such person assumes all obligations and liabilities of Landis with respect to the relevant Property hereunder.

(e) Certain Restricted Transfers. Landis agrees that during the term of this Agreement, PCA V shall at all times remain the sole member of the Owner and Landis (or another entity 100% owned by Landis or Alan Landis (or his family members, heirs or successors)) shall at all times be the sole general partner of PCA V. Limited Partners of PCA V may freely sell, transfer or otherwise dispose of their partnership interests.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard, to the fullest extent permitted by law, to any conflict of laws rules which might result in the application of the laws of any other jurisdiction).

9.7 Further Assurances. From and after the date of this Agreement, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other party and are necessary to provide to the respective parties hereto the benefits intended to be afforded hereby.

9.8 Miscellaneous. This Agreement may be executed in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.

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9.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PRINCETON LAND PARTNERS, L.L.C.

By:	PRINCETON CARNEGIE
ASSOCIATES V, managing member

By:	ABL Capital Corp., its general partner

By:	/s/ Alan B. Landis
Name:	Alan B. Landis
Title:	President

ABL CAPITAL CORP.

By:	/s/ Alan B. Landis
Name:	Alan B. Landis
Title:	President

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc.,
its general partner

By:	/s/ William J. Wedge
Name:	William J. Wedge
Title:	Senior Vice-President

Boston Properties’ execution below is solely for acknowledging its agreement in connection with an issuance of Units under Section 5.5 and Schedule 5.5 and otherwise in accordance with the terms of this Agreement:

BOSTON PROPERTIES, INC.

By:	/s/ William J. Wedge
Name:	William J. Wedge
Title:	Senior Vice-President